EXHIBIT (e)(2)

NEUBERGER BERMAN ETF TRUST
DISTRIBUTION AGREEMENT

SCHEDULE A

Neuberger Berman Carbon Transition & Infrastructure ETF
Neuberger Berman Commodity Strategy ETF
 Neuberger Berman Disrupters ETF
 Neuberger Berman Next Generation Consumer ETF

DATED: June 23, 2022